Exhibit 99.1

BUSINESS

Company Overview

Calyxt, Inc. was founded in 2010 and incorporated in Delaware. Calyxt is a plant-based synthetic biology company that leverages its proprietary PlantSpring™ technology platform to engineer plant metabolism to produce innovative, high-value plant-based chemistries for use in customers’ materials and products. As plant-based solutions, the Company’s synthetic biology products can be used in helping customers meet their sustainability targets and financial goals. The Company is focused on developing these synthetic biology solutions for customers in large and differentiated end markets, including the cosmeceutical, nutraceutical, and pharmaceutical industries, which are the Company’s initial target markets.

The Company will produce its plant-based chemistries in its proprietary BioFactoryTM production system. This strategic initiative was announced in October 2021. In the context of the Company’s PlantSpring technology platform and BioFactory production system, the term “sustainable”, as used herein, refers to the plant-based chemistry production methods that use plant biomass as a raw material and are therefore renewable and do not completely use up or destroy natural resources.

The Company also out-licenses elements of the PlantSpring technology platform, has historically developed seed-trait product candidates for the traditional agriculture market, and may selectively develop products for customers in traditional agriculture. For example, in the third quarter of 2021, the Company announced it had entered into a research collaboration with a global food ingredient manufacturer based in Asia to develop an improved soybean capable of producing oil that would serve as a commercial alternative to palm oil.

The Company was previously focused on the development of traits for traditional agriculture that it planned to commercialize using either a vertically integrated or licensing business model. The Company’s first commercial product, a high oleic soybean, was launched in this manner in the first quarter of 2019. In August 2020, the Company announced it was winding down the vertically integrated soybean product line. The wind-down of this product line was completed in late 2021 with the final sales of soybean grain to a large soybean processor. The Company’s second product, an improved digestibility alfalfa, was developed with and licensed to S&W Seed Company (S&W). S&W is pursuing regulatory clearance for their product candidate and is targeting commercialization in 2022 at which time the Company expects to begin to receive royalty payments. The Company intends to use this licensing strategy for other historically developed, traditional agriculture seed-trait product candidates.

The Company has historically operated in a single segment primarily within the United States and its assets are located within the United States.

Prior to its initial public offering (IPO) on July 25, 2017, the Company was a wholly owned subsidiary of Cellectis S.A. (Cellectis). As of December 31, 2021, Cellectis owned 61.8 percent of the Company’s issued and outstanding common stock. Cellectis has certain contractual rights as well as rights pursuant to the Company’s certificate of incorporation and bylaws, in each case, for so long as it maintains threshold beneficial ownership levels in the Company’s shares.

The PlantSpring Technology Platform, AIML Capabilities, and Calyxt’s Development Process

The PlantSpring technology platform is founded on the Company’s more than a decade of experience engineering plant metabolism and incorporates its scientific knowledge, its proprietary systems, tools and technologies, and an expanding set of artificial intelligence and machine learning (AIML) capabilities. Through the PlantSpring platform, the Company seeks to unleash the natural capabilities of plants—the original biological systems—and make available commercial innovations that produce unique plant-based chemistries from plant species, including rare or undomesticated species, in a manner that the Company believes is more robust and sustainable than other methods of production.

Plants naturally produce many chemistries that may be valuable inputs for end products. Of the approximately 170,000 known and classified compounds derived from plants, bacteria, and fungi, approximately 78 percent are derived from plants. Moreover, some estimates suggest that there may be up to one million additional chemical compounds yet to be discovered.

However, the yield of plant-based chemistries that occurs naturally may be insufficient for commercialization using traditional production methods, the plant that produces the chemistry may be scarce in nature or difficult to harvest, or there may be a socioeconomic concern with the harvest of the plant producing the chemistry. Additionally, the quality or quantity of a natural plant chemistry may be inconsistent, varying considerably over each variety, harvest, or field, and can be impacted by different contaminants in the soil where grown.

In PlantSpring, the Company identifies metabolic pathways to produce plant-based chemistries, designs strategies to reprogram host cells, engineers plant cell metabolism to optimally produce targeted compounds, and produces those targeted compounds at laboratory scale.

The Company has implemented AIML capabilities for the identification of targets for editing specific genetic pathways and continues to develop AIML capabilities across the PlantSpring platform, which will enable learning and adaptation of knowledge gained from past activity and are expected to be combined with predictive analytics to rapidly prototype and provide feedback, accelerate the time to complete the development cycle and help mitigate the risk associated with commercial scale-up. The Company expects to leverage its deep scientific experience and vast amounts of data that it has accumulated over its history, including a large proprietary database of genomic information across numerous plant species, in its future AIML development efforts.

The Company uses an efficient development process to deliver innovation through PlantSpring platform, leveraging its extensive knowledge of plants and their metabolism when developing a plant-based chemistry. The Company’s synthetic biology product development process is comprised of three primary stages: Design, Engineer, and Verify. The development process is also designed to use an iterative learning mechanism through which accumulated knowledge is leveraged. As the Company expands and develops its AIML capabilities, Calyxt intends to utilize them throughout the balance of the PlantSpring development cycle. The typical timeline to complete the Design-Engineer-Verify process is currently estimated at twelve months, at which point the verified chemistry would advance to pilot production. With the expansion and further deployment of its AIML capabilities and systematic learning as additional compounds move through the development process, the Company expects this development cycle time may be accelerated. Additional development time is required to achieve commercial scale for compounds to be produced in the BioFactory production system, as discussed below.

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Design—identify metabolic pathways to produce the target compound and the genes controlling these pathways, develop strategies for the optimized expression of the target genes, and design the technical approach to achieve the production of the targeted compound. A metabolic pathway is a linked series of chemical reactions occurring within a cell. The reactants, products, and intermediates of an enzymatic reaction are known as metabolites, which are modified by a sequence of chemical reactions catalyzed by enzymes.

•	Engineer—direct changes in the plant cells using one or more genetic transformation and plant tissue culture techniques, and enhancements of genes in that plant species.

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Verify—use a combination of analytical tools to verify the compound produced against the customer’s specifications. The analytical tools used include natural product chemistry, metabolomics, genomics, gene expression tools, and other analytics.

The Company is in the process of implementing AIML more broadly to assist in the identification of pathways and targets, and in scaling production beyond the laboratory. The Company has a near term focus of expanding current AIML capabilities in the Design and Engineer phases of development and expanding AIML capabilities toward optimizing pilot production, reducing production variables and designing critical steps in the scale-up process.

As the Company incorporates AIML techniques further into its development process it has the aim of accelerating development cycles and reducing development costs, improving and influencing its rapid prototyping capabilities, and discovering new pathways or new plant-derived compounds for future commercialization efforts. Because of the promise of AIML and the Company’s focus on expanding its AIML capabilities, the Company believes it will be able to develop compounds in plants for customers at faster speeds than its competitors in the synthetic biology industry.

Commercialization Strategies

The Company intends to commercialize its PlantSpring technology platform using three strategies: (i) the development and sale of high-value synthetic biology products from the Company’s proprietary BioFactory production system, (ii) the licensing of elements of the PlantSpring technology platform and historically developed, traditional agriculture seed-trait product candidates, and (iii) selective product development for customers in traditional agriculture. The Company’s current focus is on development of synthetic biology products for its customers using its BioFactory production system.

The BioFactory Production System

The BioFactory is a bioreactor-based production system that is designed to be capable of continuous production of plant-based chemistries. The bioreactor can be of any size depending upon factors including yield and titer necessary to reach the required commercial scale. For production, multicellular Plant Cell MatrixTM (PCM™) structures are placed inside the bioreactor, and hormone-free growth media bathes the PCM structures to provide them with nutrition, which differentiates the Company’s process from other methods that require complete submersion of cells in growth media and/or the application of hormones to facilitate growth. A PCM structure is a living system of various cell types, which is designed to emulate the intercellular metabolism of an entire plant, that grows over time and produces and stores, or excretes, the target chemistries. The growth media is the feedstock of the BioFactory production system and contains the essential inputs to support growth of the PCM structures and necessary chemistry production. The growth media is expected to be reused throughout the production cycle, which may run for an extended time period. To scale production in the BioFactory productions system, the Company expects to move the PCM structures from its current bioreactor into larger capacity bioreactors or groups of bioreactors.

The Company began running lab-scale bioreactors in early 2021. The Company’s first pilot-scale bioreactor became operational in December 2021 and is scalable up to 200 liters. Since activation of the pilot-scale bioreactor, the Company has successfully produced proof-of-concept compounds—ovalbumin, a plant-based protein, and betanin, a red colorant typically derived from beets. The pilot stage of development takes a compound developed with the PlantSpring platform through to commercial production. Depending on the compound to be produced, there may be a range of vessel sizes between the initial pilot facility and the commercial production facility. The Company’s current plan is to engage third parties, referred to as infrastructure partners, for at-scale commercial production. Infrastructure partners are likely to be companies with processing assets that can be converted from current production to the Company’s bioreactor-based approach. If an infrastructure partner is used for production, the Company expects to pay a fee for that production. Because of the expected modular nature of the BioFactory production system and the types of high value compounds the Company expects to develop for customers, it is also possible that commercial production could also occur in a customer’s in-house facility. The Company expects to expand the scope of its pilot facilities based on customer demand, and the scope of production could extend, subject to regulatory and other considerations, outside the United States.

The Company believes the typical development time from initiation of the pilot stage of development through to commercialization is 24 months with the customer addressing formulation and regulatory matters. Some industries, such as pharmaceuticals, are expected to have a longer path to regulatory clearance. In combination with the Design-Engineer-Verify stages of the development process, the timeline to achieve commercial availability is currently estimated at approximately 36 months, subject to potential regulatory extensions for certain industries. As the Company broadens, develops and deploys its AIML capabilities across the development process, the Company anticipates that this timeline can be accelerated for future development efforts.

In parallel with developing additional AIML capabilities across the PlantSpring platform, the Company is developing its AIML capabilities to increase the efficiency and productivity of the BioFactory system. Synthesizing plant-based chemistry in the BioFactory system at scale involves optimizing a large number of parameters. AIML approaches to planning, designing, executing, and analyzing BioFactory production runs are expected to enable the Company to tune the operation of the BioFactory system through prediction and refinement of the optimal operating points for each targeted compound. The enormous amount of data produced by the BioFactory system will be augmented with synthetic experiments generated from the Company’s process models that are expected to enable it to explore and model many more combinations of control settings than can be achieved in the absence of AIML.

Based on the customer demand-driven approach to product development that the Company is expecting to employ, it anticipates that the compounds it produces in the BioFactory system will be primarily replacements or enhancements of plant-based chemistries that are hard to source, either because they are scarce in nature or difficult to harvest, or where there may be a socioeconomic concern with the harvest of the plant producing the chemistry. The Company may also selectively explore the development of high-value and novel plant-based chemistries without a partner and may opt to bring these to market using its own resources.

The Company also believes the BioFactory system has the potential to be a highly sustainable synthetic biology production system because of the BioFactory’s production methodology, which relies upon a limited quantity of media and nutrients in a continuous flow system that operates for long periods of time, potentially more than one year, in an operating cycle. The BioFactory system involves fewer of the sustainability challenges associated with other traditional plant-based indoor and outdoor production systems, including excess heating, cooling, fertilizer and pesticide uses, and because the BioFactory does not use fermentation, there is no off-gassing, the media can be recycled, and only depleted components are replaced resulting in lower waste levels. This production method is expected to align well with customers’ goals of replacing existing compounds that may be scarce in nature, have an unstable supply chain, cannot be produced through fermentation or other similar methods, or are currently produced in a non-sustainable process, with high-value, sustainable, plant-based synthetic biology compounds.

As a result, the Company believes that in combination its PlantSpring technology platform and its BioFactory production system are capable of unlocking the power of plants to produce high value and complex plant-based chemistries that are finite, that are difficult to source sustainably, that may not be able to be produced through other production systems, or that cannot be produced as efficiently in single cell plant culture systems.

The Company’s go-to-market strategy for BioFactory-produced compounds is expected to be customer demand-driven. The strategy encompasses customer needs, the Company’s development and production capabilities, and seeks to drive financial returns throughout the product’s lifecycle. The Company has developed a set of criteria it employs to evaluate customer-driven opportunities and ensure focus for its development efforts. Those criteria include the nature of the customers’ need, the capabilities of the BioFactory system, the estimated size of the customers’ demand for targeted compound, the customers’ anticipated speed of adoption, and potential financial returns.

The Company currently targets having two to four plant-based chemistries in its development process by the end of 2022 and each year thereafter.

From a financial standpoint, the Company anticipates that its customers may fund the development of their compounds, and once at-scale production is achieved, the customers are expected to purchase their compounds from the Company pursuant to supply agreements. The Company also anticipates that customers will be responsible for any regulatory activities associated with development of their commissioned compounds.

Technology Licensing & Product Development for Agriculture

In addition to the core demand-driven synthetic biology solutions to be executed through the PlantSpring platform and the BioFactory system, the Company maintains the capability to implement broad technology licensing arrangements and to selectively develop agricultural products. The Company may pursue commercial opportunities for the licensing of elements of the PlantSpring technology platform as well as historically developed, traditional agriculture seed-trait product candidates.

With respect to licensing opportunities for select elements of the PlantSpring technology platform, the opportunities span the Company’s intellectual property portfolio built for more than a decade as a leading plant-based biotechnology company, including multiple gene editing platforms, plant breeding, and other capabilities. The Company’s PlantSpring technology platform has been utilized to drive industry-leading modernization of the hemp species, including improved characteristics for protein and oil production and use in advanced materials. Hemp can also contribute to enhancing a wide variety of materials, including strengthening plastics, reducing petroleum-based content, and providing greater strength and longevity compared to other plant-based fabrics like linen or cotton. The Company has successfully transformed the hemp genome and also has produced “pollen-proof” (seedless) hemp with its triploid breeding technology. Combined, the Company’s hemp advancements offer significant potential advantages in innovation, crop management, and harvest yield.

Additional technology-licensing activity may also continue in connection with the licensing of historically developed, traditional agriculture seed-trait product candidates, including soybeans with improved fatty-acid profiles; an improved digestibility alfalfa, which has been licensed for commercialization to S&W; wheat with a higher fiber content than traditionally bred varieties, and its second generation soybean product, which has an improved fatty acid profile compared to commodity soybeans and the Company’s initial soybean product launched in 2019. Among the Company’s other development successes are a soybean with improved flavor to help enable wider adoption for plant-based protein applications and controlling the production of storage sugars in potatoes to improve fry quality and reduce acrylamide. While the Company will pursue licensing opportunities for these product candidates, it expects there will be limited investment in further development until licensee customers are identified.

The Company may also continue to opportunistically develop seed-trait product candidates for customers focused on traditional outdoor agriculture market. For example, in the third quarter of 2021, the Company announced that it had entered into a research collaboration with a global food ingredient manufacturer based in Asia to develop an improved soybean capable of producing an oil that would serve as a commercial alternative to palm oil.

To manage prioritization of resources and to drive returns on its investment, the Company has developed a set of criteria by which all agricultural seed trait licensing and seed trait development opportunities are evaluated, which include the size of the overall opportunity, the nature of the product to be developed, and the amount of cash it expects to receive both up front and over time.

Research and Development

The Company’s proprietary technologies and intellectual property portfolio are focused on the PlantSpring technology platform, BioFactory production system, TALEN, and other adjacent technologies, data analytics, plant breeding, systems, and work processes.

The Company’s Research and Development (“R&D”) team has technical expertise in AIML, biochemistry, bioinformatics, chemistry, genetics and genetic engineering, molecular biology, plant physiology, tissue culture techniques, and other related fields. The Company’s R&D activities are conducted principally at its Minnesota facility. The Company’s current R&D cash usage consists of the following:

•	Continued investments in the development, enhancement and deployment of the Company’s AIML capabilities;

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Expenses to continue to enhance the capabilities of its PlantSpring technology platform and BioFactory system, including chemistry, natural product chemistry isolation and purification, and capital assets for advanced analytics systems; and

•	Various expenses and capital expenditures to expand its BioFactory production system from lab through various pilot vessel sizes.

The Company has made, and will continue to make, substantial investments in R&D.

Market and Industry Overview

Calyxt believes that it has a unique opportunity to revolutionize how the world uses plants. The Company’s focus is on innovating in the space where customers’ needs to consume finite resources and their enhanced focus on the sustainability of the planet intersect. The global economy today faces numerous sustainability challenges, as evidenced by metrics such as carbon pollution, water scarcity, and soil erosion. To address their sustainability goals, many companies must produce products differently, and plant—based chemistries represent a differentiated and a more sustainable alternative to many products and materials in use today. More than 20 percent of the world’s 2,000 largest public companies have committed to carbon-neutrality, supporting a shift to plant-based solutions.

The synthetic biology industry has expanded significantly over the past several years. New companies are being formed, investment capital is being deployed, and the number of public exits for once-private synthetic biology companies have accelerated. Companies within this group are pursuing novel methods of production to replace current approaches to the production of various compounds or products. Examples of such compounds include plant-based proteins, colorants, advanced materials, pharma-grade products (such as vaccine adjuvants and antibiotics), and many others. The Company believes it is the only company in the synthetic biology industry exclusively using plants as its core innovation species, with most competitors focused on single-cell organisms including yeast, bacteria (such as e coli), and algae.

Target addressable markets for the BioFactory are expected to be valuable and diverse because plant-based synthetic biology can be used to produce compounds and products relatively quickly and cost-effectively, and with many desirable sustainability features. The Company believes that potential end markets for plant-based sustainable solutions are vast. In the near term, the Company intends to focus its customer activation and development efforts in a narrower market segmentation where it believes its current BioFactory capability gives it the best opportunity to capture a share of the addressable market. These end markets include the cosmeceutical, nutraceutical, and pharmaceutical industries. These end markets contain attractive potential customers, as many significant market participants are taking action to achieve corporate sustainability targets and to reduce their carbon footprints.

The Company also maintains the capability to implement broad technology licensing arrangements and to develop agricultural product candidates. Under the technology licensing and product candidate development for agriculture strategies, the Company expects that its potential customers will primarily be seed companies, biotechnology companies, germplasm providers, large agricultural processors, and others in the relevant plant species’ supply chain. The Company will also continue to opportunistically develop seed traits for customers focused on traditional agriculture.

Intellectual Property

Intellectual property protection is key to the Company. As of December 31, 2021, the Company’s patent estate is composed of patents and patent applications owned by the Company and in-licensed from other parties. Most of the in-licensed patents and patent applications are licensed from Cellectis or the University of Minnesota. The license from Cellectis includes technologies invented at Cellectis, technologies invented by the Company when it was a wholly owned subsidiary of Cellectis, and technologies licensed to Cellectis from third parties. The Company also has access to additional patents and patent applications through in-licensing agreements with other research institutions and universities.

The Company’s patent portfolio is categorized into three major platforms: PlantSpring, BioFactory and other products, and Licensing. Some patents and patent applications are applicable to multiple platforms, and as such are included in multiple categories.

The PlantSpring platform elements of the Company’s patent portfolio is intellectual property used with its PlantSpring platform and includes gene-editing technologies and hemp breeding technologies. This portion of the Company’s patent portfolio includes nearly 150 patents and patent applications worldwide.

The BioFactory and products platform elements of the Company’s patent portfolio includes outputs from its BioFactory, gene edited crops, and its Plant Cell Matrix, or PCM technology. This portion of the Company’s patent portfolio includes approximately 40 patents and patent applications worldwide.

The technologies available for licensing within the Company’s patent portfolio includes in-licensed technology and Calyxt-originated IP, and includes gene-editing technologies (e.g., TALEN®), gene-edited traits for agriculture, and hemp breeding technologies. This portion of the Company’s patent portfolio includes approximately 550 patents and patent applications worldwide.

The Company is actively involved in the prosecution and protection of its technology. The Company’s global patent portfolio includes approximately 68 patent families comprised of 413 patents and 125 patent applications. Of those patents, 39 have been issued in the United States, with the remaining issued in key geographies outside the United States, primarily Europe, Japan, and China. This number also includes European patents validated in individual European countries. Of those patent applications, approximately 30 are pending in the United States, with the remaining pending as international applications or country-specific applications in key geographies outside the United States.

Individual patent terms extend for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance, and the legal term of patents in the countries in which they are obtained. The issued patents that the Company has licensed in will expire on dates ranging from 2022 to 2037. If patents are issued on the pending patent applications owned by the Company or that it has in-licensed, the resulting patents are projected to expire on dates ranging from 2022 to 2042. The Company does not believe that the expiration of any patents expected to occur during 2022 would have a material effect on the Company’s business, including any impact on its future operations and financial position. For more information regarding the risks related to the Company’s intellectual property, please see “Risk Factors—Risks Related to Intellectual Property.”

License Agreement with Cellectis

Through its license agreement with Cellectis, the Company has access to intellectual property that broadly covers the use of engineered nucleases for plant gene editing. This intellectual property covers methods to edit plant genes using “chimeric restriction endonucleases,” which include TALEN, CRISPR/Cas9, zinc finger nucleases, and some types of meganucleases. The Company believes this umbrella intellectual property applies broadly across gene editing in plants and makes it a key player in the gene editing intellectual property space.

Under its license agreement with Cellectis, the Company has exclusive sublicense rights (subject to existing non-exclusive sublicenses to third parties) to intellectual property exclusively licensed to Cellectis from the

University of Minnesota in the field of researching, developing, and commercializing agricultural and food products, including traits, seeds, and feed and food ingredients (excluding any application in connection with animals or animal cells). These patent applications cover the use of DNA replicons for gene editing.

The Company has also been granted a non-exclusive license to use the TALEN trademark in connection with its use of licensed products under the agreement. Any improvements it makes to the in-licensed intellectual property are owned by the Company and licensed back to Cellectis on an exclusive basis for any use outside of its exclusive agricultural field of use. The exclusivity of the Company’s license agreement with Cellectis is subject to certain non-exclusive licenses Cellectis granted to third parties in the field of research.

In consideration for the license from Cellectis, the Company is required to pay to Cellectis, on a product-by-product and country-by-country basis, a royalty of three percent of net sales less certain items as defined, including costs for grain and seed of any products that are covered by the patents licensed from Cellectis. In addition, the Company is required to pay Cellectis 30 percent of revenue it receives for sublicensing its rights under the agreement to third parties. The Company’s payment obligations to Cellectis will expire upon the expiration of the last-to-expire valid claim of the patents licensed to the Company by Cellectis.

Under the Company’s license agreement with Cellectis, and as between the parties, Cellectis has the first right to control the prosecution, maintenance, defense and enforcement of the licensed intellectual property and the Company will have the right to step in and assume such control with respect to the patents owned by Cellectis and exclusively licensed to it under the agreement if Cellectis elects to not prosecute, maintain, defend, or enforce such patents. In certain circumstances, if Cellectis elects to abandon any patents owned by Cellectis and exclusively licensed to the Company under the agreement, it has the right to assume ownership of such patents. In addition, some of the intellectual property that is licensed to the Company by Cellectis consists of a sublicense of intellectual property originally licensed to Cellectis by the University of Minnesota. The Company’s license from Cellectis is subject to the license agreement between the University of Minnesota and Cellectis and should its activities under such sublicense violate the license agreement between Cellectis and the University of Minnesota, the Company is responsible for any related damages that Cellectis may incur. In addition, the Company is required to reimburse Cellectis for any payments made by Cellectis to the University of Minnesota pursuant to the license agreement between the University of Minnesota and Cellectis to the extent that such payments are required to be made as a result of its applicable activities. Under the license agreement between Cellectis and the University of Minnesota, the University of Minnesota has the first right to control the prosecution and maintenance of the licensed intellectual property.

The Company’s license agreement with Cellectis is perpetual. However, the agreement may be terminated at any time upon the mutual written agreement of both parties, either party’s uncured material breach of the agreement, or upon certain bankruptcy and insolvency related events.

License Agreement between Cellectis and Regents of the University of Minnesota—TALEN

In January 2011, Cellectis entered into an exclusive license agreement with the University of Minnesota, which was amended in 2012, 2014 and 2015. Pursuant to the agreement, as amended, Cellectis and its affiliates were granted an exclusive, worldwide, royalty-bearing, sublicensable license, under certain patents and patent applications owned by the University of Minnesota, to make, use, sell, import, and otherwise dispose of products covered by the licensed patents, in all fields of use. These licensed patents relate to TALEN molecules and their use in gene editing.

Pursuant to the agreement, with respect to the agricultural field, Cellectis is required to pay to the University of Minnesota a yearly fee, as well as a commercialization fee for every seed variety containing new traits developed using the licensed technology. Cellectis is also required to pay the University of Minnesota milestone payments based on the net sales of licensed products in the agricultural field. Cellectis must also pay the University of Minnesota certain patent-related expenses for prosecuting and maintaining the licensed patents; and

under the Company’s license agreement with Cellectis, it is obligated to reimburse Cellectis for these prosecution costs.

The agreement will expire upon the expiration of the last to expire valid claim of the licensed patents. The University of Minnesota may terminate the agreement upon advance written notice in the event of the insolvency or bankruptcy of Cellectis, and immediately upon written notice if Cellectis challenges the validity or enforceability of any licensed patent in a court or other applicable authority. Cellectis and the University of Minnesota may terminate the agreement by written notice in the event of the other party’s breach that has not been cured within a specified number of days after receiving notice of such breach.

Trademarks

As of December 31, 2021, the Company had 24 registered trademarks in the United States.

Government Regulation and Product Compliance

The Company’s PlantSpring technology platform and its BioFactory production system operate in contained environments without the need for outdoor cropping systems. Any regulated materials used under this process, such as specific bacteria, are therefore subject to well-defined regulations in the United States.

The Company’s development and production processes involve the use, generation, handling, storage, transportation and disposal of hazardous chemicals and regulated biological materials. The Company is subject to a variety of federal, state, and local laws, regulations and permit requirements governing the use, generation, manufacture, transportation, storage, handling and disposal of these materials in the United States. In the future, to the extent the Company may operate or sell its products outside the United States, the Company would be subject to corresponding international laws and regulations. These laws, regulations and permits can require expensive fees, exposure or pollution control equipment or operational changes to limit actual or potential impact of the Company’s technology on the environment and violation of these laws could result in significant fines, civil sanctions, permit revocation or costs from environmental remediation. Future developments, including the commencement of or changes in the processes relating to commercial manufacturing of one or more of the Company’s products, more stringent environmental regulation, policies and enforcement, the implementation of new laws and regulations or the discovery of unknown environmental conditions, may require expenditures that could have a material adverse effect on the Company’s business, results of operations or financial condition.

Hemp, as defined in the 2018 Farm Bill as Cannabis sativa containing a delta-9 tetrahydrocannabinol (“THC”) concentration of not more than 0.3 percent on a dry weight basis, has been removed from the United States Federal Controlled Substances Act and is legally distinct from marijuana/cannabis, which is Cannabis sativa containing a THC concentration of more than 0.3 percent on a dry weight basis. Hemp is recognized as an agricultural crop by the United States federal government. Federal and state laws and regulations on hemp address production, monitoring, manufacturing, distribution, and laboratory testing to ensure that that the hemp has a THC concentration of not more than 0.3 percent on a dry weight basis. Federal laws and regulations also address the transportation or shipment of hemp or hemp products.

Consistent with the 2018 Farm Bill, the Minnesota Department of Agriculture (“MDA”) operates a Hemp Program under its United States Department of Agriculture (“USDA”) approved Minnesota state plan. This plan establishes that a commercial hemp production license is required for growing and processing of hemp in the State of Minnesota. The Company holds an MDA Hemp Program License and has implemented an internal hemp compliance system including procedures, quality control and internal audits. USDA and/or MDA may audit the Company at any time for compliance with license requirements.

Additionally, Calyxt has obtained USDA permits for specific regulated materials (e.g., bacteria) that are used as part of its PlantSpring technology platform and BioFactory production system. The Company has implemented the required compliance system in order to meet USDA permit conditions and ensure adequate documentation is in place. The USDA may audit the Company at any time for compliance with permit requirements.

The BioFactory production system has the capability of producing a diverse range of plant-derived compounds that may be used for applications in cosmeceuticals, nutraceuticals, pharmaceuticals, and more. As the Company delivers these valuable compounds to its customers, each customer will be responsible for determining for which applications the compounds are utilized and such customer-determined specific uses will determine applicable regulatory requirements. It is anticipated that because the Company’s customers would incorporate the purchased compounds into their existing product development processes and areas of applications, the customers will be best positioned to apply their specific expertise in the field to establish regulatory compliance and determine any additional requirements.

The Company also expects to continue to license its technology and develop seed traits for agricultural customers based on their needs. This would include the use of gene editing in crops for outdoor use. Neither the Company, nor its commercial partners, currently deploy the Company’s technology for use outside of the United States with the exception of the Company’s High Oleic Soybean product, which in addition to having clearance from the USDA and FDA, also has clearance from the Canadian Food Inspection Agency and Health Canada for use in Canada. In today’s global market, overall business development strategy for plant biology companies depends, in part, on the availability of regulatory clearance in strategic export markets, which enables broader flexibility for product expansion and is a key consideration in evaluating global trade opportunities. Regulatory predictability is critical in order to establish accurate product launch strategies. The costs of achieving clearance in foreign countries is often high, due to stricter regulatory environments than the United States, and there can be no assurance the Company will be granted clearance on favorable terms, if at all.

Under the Company’s partner-driven model, agricultural customers would likely be contractually responsible for obtaining the needed global regulatory clearance for agricultural products developed by the Company or using its licensed technology. Accordingly, outside of permitting expenses incurred in the ordinary course of business, the Company does not expect compliance with government regulations, including environmental regulations, to have a material effect on the Company’s capital expenditures, earnings, or competitive position.

Competition

The market for more sustainably produced products is highly competitive, and the Company faces significant direct and indirect competition in several aspects of its business. Competition in synthetic biology is largely from fermentation-based companies who generally pursue the development of compounds by combining a single cell organism like a microbe, bacteria, or yeast with another organism’s DNA to achieve a desired result. These compounds are then marketed by third parties or directly by the fermentation company. These organizations may have substantially larger budgets for R&D, product commercialization, and regulatory process management.

Through its technology licensing, the Company believes that it faces competition from large agricultural biotechnology, seed, and chemical companies, certain of which have been actively involved in new trait discovery, development, and commercialization. Many of the Company’s competitors—particularly large chemical companies—have substantially larger budgets for R&D, product commercialization, and regulatory process management. Trait research and development companies as well as research universities and institutions are competitors that typically focus on a limited number of traits and do not generally have the product development, gene editing technologies, and regulatory infrastructure necessary to bring traits to market. They generally out-license trait technologies to large industry players with in-house development and regulatory capabilities at a relatively early stage of development.

The Company believes that it can compete favorably based on its expertise and the precision, specificity, cost effectiveness and development speed of its proprietary technologies. Nevertheless, certain of the Company’s competitors are more established in the synthetic biology industry and many of the Company’s current or potential competitors, either alone or with their R&D or collaboration partners, have significantly greater financial resources and expertise in R&D, manufacturing, testing, and marketing approved products than the Company.

The Company’s commercial opportunity could be reduced or eliminated if its competitors develop and commercialize products faster, with lower research costs than the Company.

Human Capital

As of December 31, 2021, the Company had 55 employees, 36 of whom were in R&D. The Company’s multidisciplinary R&D team includes experts in AIML, biochemistry, bioinformatics, chemistry, genetics and genetic engineering, molecular biology, plant physiology, tissue culture techniques, and other related fields. None of the Company’s employees are represented by a labor union or covered by a collective bargaining agreement. The Company considers its relationship with employees to be good.

The Company’s employees are a critical asset. The Company believes that a critical component to its success depends on its ability to attract, develop, and retain key personnel. Recognizing the core importance of its personnel, the Company attracts and retains human capital by providing competitive wages and benefits, providing support to employees by promoting health and safety, providing training and development that builds technical and professional skills, and adhering to its code of conduct and business ethics and labor policy at all levels.

In accordance with the Company’s COVID-19 Preparedness Plan, Minnesota executive order requirements, and guidelines promoted by the Centers for Disease Control and Prevention, the Company implemented health and safety measures for the protection of its onsite workers, maintained remote work arrangements for its non-laboratory personnel, and implemented, as necessary, appropriate self-quarantine precautions for potentially affected laboratory personnel. In addition, the Company supported employees impacted by COVID-19 related school and childcare restrictions by offering flexible work arrangements and generous paid leave for those sick with COVID-19. On May 28, 2021, nearly all Minnesota COVID-19 restrictions came to an end, including all capacity limits and distancing requirements—both indoors and outdoors. The Company’s non-laboratory personnel returned to working onsite in July 2021. For additional information on the impact of the COVID-19 pandemic to the Company, please see “Risk Factors—Risks Related to the Business and Operations.”

The Company values and celebrates the diversity of its employee base and provides regular opportunities to learn about contributions of various ethnic and minority groups on the culture and achievements of the United States, including scientific advancements.

Human capital management strategies are developed collectively by senior management and are overseen by the Board of Directors. The Company is committed to efforts that ensure that the workplace is respectful, equitable, ethical, and fosters an inclusive work environment across its workforce. This commitment has been reinforced through required diversity and inclusion trainings for all employees.

Seasonality

The BioFactory production system is expected to be able to produce compounds year-round in a controlled environment bioreactor, limiting the impact of seasonality that exists with traditional agriculture.

The Company maintains the capability to implement broad arrangements for technology licensing and product development for agriculture. Technology licensing opportunities span the Company’s intellectual property portfolio built over more than a decade as a leading plant-based biology company, including multiple gene editing platforms, plant breeding, and other capabilities. The Company may be exposed to the impact of seasonality that exits with traditional agriculture depending on the arrangement.